EXHIBIT 99.1

Filed by First Community Financial Corporation

Commission File No.: 000-49736

December 28, 2007

Dear Shareholder:

Enclosed you will find your Fourth Quarter, 2007 dividend check. Despite the negative national media reports on many financial issues with the economy, we are pleased to report another year of strong growth to our shareholders. We remain committed to the traditional banking services and values that have served us well since 1864.

Recently, our Chairman, James R. McLaughlin, has expressed his desire to scale back his duties as Chairman, due to some health issues and in order to spend more personal time with his family. Accordingly, John P. Henry III was unanimously elected by the Board to serve as Chairman, effective January 1, 2008. We are pleased to report that Mr. McLaughlin will remain on the Board as a Director and look forward to working with Mr. Henry in his new role.

In closing, we hope you and your family have had a Merry Christmas and are enjoying a happy holiday season.

Sincerely,

Jody D. Graybill
President

JDG:jsk

Enclosure